Volume 15, Issue 7	www.uspremiumbeef.com	July 15, 2011

Second highest third quarter income
USPB Announces
Third Quarter Results
U.S. Premium Beef, LLC (USPB) recorded its second highest third quarter net income during the thirteen weeks ending May 28, 2011. For the quarter, USPB recorded net income of $39.9 million, or $5.43 per Class A unit and $47.58 per Class B unit, compared to net income of $52.0 million in the prior fiscal year, a decrease of $12.1 million. Although demand for beef products remained strong during the current quarter, gross margins were lower which resulted in a decrease in net income.

For the fiscal year-to-date period, USPB had record net income of $113.4 million compared to net income of $108.7 million in the prior fiscal year, which was an improvement of approximately $4.7 million. “Improved gross margins, lower non-operating expenses and lower interest expense were the primary contributors to the year-over-year improvement in our fiscal year-to-date net income,” explains CEO Steve Hunt.

“Our net sales and cost of sales were higher in the year-to-date period primarily due to an increase in sales prices and live cattle prices per head processed and an increase in the average volume of cattle processed per week,” he adds. “We also had a decrease in interest expense which was primarily the result of a reduction in interest rates.” w

Hunt Testifies at Senate Ag Committee Hearing

USPB CEO Steve Hunt urged members of a Senate Ag Committee to encourage USDA to hold another comment period on the proposed GIPSA rule on livestock marketing after completion of an economic analysis. Hunt spoke to the Committee at a hearing on the state of the livestock industry in America on June 28. “Another comment period would allow for additional input on the rule to identify changes that will minimize the damage it will cause the U.S. beef industry,” Hunt told the Senators.

“We believe an unintended consequence of the rule would be harmful to producers of all sizes, but especially damaging to the smaller producers that the proposed rule is purportedly designed to help,” he noted. “Our records show that producers of all sizes have benefited from USPB’s value-based system. However, our smallest producers typically have earned the largest premiums per head.”  Hunt was joined by producers who raised concerns that they would not be able to market higher quality cattle on value-based grids like USPB’s if the proposed rule is enacted as written.

Senators Pat Roberts, R-KS, and Mike Johanns, R-NE, members of the Committee, questioned USDA Chief Economist Joe Glauber during the hearing regarding USDA going beyond its Congressional mandate in writing the rule. Glauber stated that the rule’s economic impact is likely more than $100 million which should have meant an automatic analysis. “We have no preset timeline for completing this rulemaking,” Glauber told the Senators. “Our focus is on getting the rule done right and making sure that outstanding issues or concerns are addressed properly.”

USPB continues to encourage producers to contact elected officials and industry organizations about concerns with the proposed rule.w

Live weight is often the variable.

Understanding Yield
By Brian Bertelsen, Vice President, Field Operations

Yield, hot yield and dressing percentage are synonymous. Even now, it is still misunderstood, especially by producers who are relatively new to our system of marketing. Let’s face it, yield can be confusing. By definition, yield is simply hot carcass weight divided by live pay weight.

This fraction can increase or decrease by changing either live weight (LW) or hot carcass weight (HCW). Several factors can influence HCW: muscling, fat and carcass trimming due to contamination or defects. A number of things influence LW: pencil shrink, gut fill (water, feed, urine and feces), mud, organ weights and hide weight.

The bottom line is that, on the day of harvest, there isn’t a lot we can do to change HCW; however, there are many variables that can affect LW. We can weigh a live animal several days in a row and get significantly different results.

In reality, yield does and doesn’t make you money. If yield is low because LW is bigger, then that makes the option of selling on the live market look better. But the USPB grid pays for carcass weight at a carcass price. Within a given week, all USPB cattle marketed on the base grid have the same base hot carcass price.

So in this example, the USPB total payment would be the same, while the overall premium would decrease, but only by making the alternative seem better. Since the USPB payment would be the same, yield didn’t really make you any less money. This is shown in the table below as scenario A and B.

Scenario A has a lower yield due to a larger LW which makes the alternative of selling on the cash, live market look better. This decreases the premium even though the carcass total payment would be exactly the same.

On the other hand, if one pen of cattle naturally has a higher dressing percent, then it is possible to generate more total dollars for that pen of cattle by selling carcass weight at a carcass price compared to live weight at a live price. In

Table 1. Three Scenarios of Different Yield

Scenario	A	B	C
LW	1,260	1,250	1,250
HCW	800	800	805
Yield, %	63.49	64.00	64.40
Live, $/cwt	106.00	106.00	106.00
Live, $/head	1,335.60	1,325.00	1,325.00
Carcass, $/cwt	166.27	166.27	166.27
Carcass, $/head	1,330.20	1,330.20	1,338.51
Premium, $/head	-5.40	5.20	13.51

this case, they are higher yielding because they have more HCW in relation to their LW. This is shown in the table as scenario C.

Other factors are associated with yield. Heifers tend to have a slightly higher yield than steers. However, if a heifer is pregnant at harvest, yield will be reduced. As cattle are fed longer, yield increases. Therefore, calves placed on feed at lighter weights tend to yield high. If your yield is low and percentage of Yield Grade 1 and 2 carcasses is high, consider feeding

...continued on page 2

Reproduction of any part of this newsletter is expressly forbidden without written permission of U.S. Premium Beef

Understanding Yield...	continued from page 1

cattle longer to sell more HCW, improve yield and improve quality grade premiums.

Cattle with Continental or Brahman breed influence generally have thinner hides and often yield higher than straight English breed cattle. In general, animals that are heavier muscled will tend to yield well because the muscle adds weight to the carcass.

Pencil shrink is an obvious factor. It affects the live pay weight but not the HCW. The effect of pencil shrink is similar to Scenario A and B in the table. Most feedlots use a 4% pencil shrink when delivering USPB cattle.

Management factors can also have significant impact on yield. Feeding wetter rations increases the live weight which decreases yield. Bunk management prior to loading affects gut fill which, in turn, affects yield. However, if you're considering shorting some feed to either save feed costs or improve yield, remember your USPB payment is per pound of HCW. If feed restriction decreases HCW, then you’re making less income. With current markets, every pound of carcass weight is all the more valuable.

When shipping longer distances, if cattle do not have adequate feed in their gut up to the time of harvest, it can begin to decrease HCW and could encourage dark cutters. Therefore, while allowing greater access to feed prior to delivery will decrease yield, it could not only increase the total HCW, but also reduce discounts for dark cutters and result in a larger total payment.

Another consideration for long haul deliveries is loading and unloading time. When shipping more than three or four hours, it appears to work better to unload cattle at the plant the night before harvest.

All holding pens at our plants have waterers. Past experience has shown that allowing cattle to recover from a long haul provides time for cattle to rest and rehydrate which can increase HCW. Be sure to note your delivery time when submitting your Form B and communicate with National Beef schedulers to ensure ample pen space is available. Also, loading cattle too tightly on the truck can stress cattle and decrease HCW.

The real benefit of high yielding cattle is from selling more pounds of carcass weight at a carcass price. We don’t pay a higher price per pound for high yielding cattle, it’s just that you’re selling more pounds of HCW in relation to LW.w

USPB Non-Conditional Unit Trade Report*
DR = Delivery Rights; FY = Fiscal Year	FY 2011 Trades	Most Recent Trades
# Class A Units (DR available this FY)	1,280	700
Avg. Price Per Unit	$191.31	$200.43
# Class A Units (DR available next FY)	480	480
Avg. Price Per Unit	$203.00	$203.00
# Class B Units	650	100
Avg. Price Per Unit	$429.00	$550.00
Visit www.AgStockTrade.com for a history of USPB online unit sales.

USPB Celebrates

Fifteenth Anniversary

This month marks the fifteenth anniversary of U.S. Premium Beef’s formation. “On July 1, 1996, we filed our Articles of Incorporation in Kansas,” noted CEO Steve Hunt. “Thus began our journey to build a company that would enable producers to receive financial rewards for producing higher quality cattle and capture the value added through ownership of beef processing.

“We can take pride in knowing that 15 years later USPB has purchased more than 9 million cattle from its producers and paid more than $208 million in quality-based premiums,” he added. “We’ve also paid our producers and owners more than $385 million in patronage and cash distributions largely from the earnings of our ownership in beef processing.”w

Did You Know...

✓Unitholders have five weeks left to meet delivery obligations in fiscal year 2011. If you have delivery rights you are not going to use in fiscal year 2011, please call our office at 866-877-2525 for assistance in leasing them to other producers. w

Benchmark Performance Data Table
Base Grid Cattle Harvested in KS Plants 6/05/11 to 7/02/11
(Numbers in Percent)	Base Grid
	All	Top 25%
Yield	64.44	64.84
Prime	2.91	5.86
CH & PR	75.57	87.35
CAB	27.11	40.59
BCP	15.59	16.95
Ungraded	0.84	0.31
Hard Bone	0.21	0.05
YG1	9.91	4.87
YG2	38.64	34.73
YG3	41.37	49.37
YG4	9.50	10.53
YG5	0.59	0.49
Light Weight	0.37	0.15
Heavy Weight	2.00	1.39
Average Grid Premiums/Discounts ($/Head)
Quality Grade	$23.98	$39.39
Yield Benefit	$17.42	$25.82
Yield Grade	-$3.64	-$4.56
Out Weight	-$3.06	-$2.01
ASV	$17.54	$32.45
Natural	$1.37	$2.73
Total Premium	$53.61	$93.82